Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

GreenLight Biosciences Holdings, PBC

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$9,348,082.80 (1)	.0001102	$1,030.16(2)

Fees Previously Paid	$—		$—

Total Transaction Valuation	$9,348,082.80

Total Fees Due for Filing			$1,030.16

Total Fees Previously Paid			$—

Total Fee Offsets			$1,030.16

Net Fee Due			$0.00

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Schedule TO-T	005-92011	June 21, 2023		2,166.25 (3)

Fee Offset Sources	GreenLight Biosciences Holdings, PBC	Schedule TO-T	005-92011		June 21, 2023		2,166.25 (3)

(1)

Estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation was calculated by multiplying (A) 31,160,276, which is the total number of shares of common stock of GreenLight Biosciences Holdings, PBC. outstanding (“Shares”) not beneficially owned by certain existing holders of GreenLight Biosciences Holdings, PBC who each entered into a Contribution and Exchange Agreement with SW ParentCo, Inc. concurrently with that certain Merger Agreement dated as of May 29, 2023 (calculated as the difference between 151,681,314, the total number of outstanding Shares and 120,521,038, the number of Shares beneficially owned by the Rollover Shareholders as of the date hereof) by (B) $0.30, which is the per Share tender offer price. The calculation of the Transaction Valuation is based on information provided as of June 14, 2023, the most recent practicable date.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(a)(2) of the Exchange Act was calculated by multiplying $9,348,082.80 by 0.0001102.
(3)	$2,166.25 was previously paid upon the filing of a Schedule TO-T on June 21, 2023, in connection with the transaction reported hereby.